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EXHIBIT 23
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INDEPENDENT AUDITOR'S CONSENT

To the Stockholders and Board of Directors
The Ashton Technology Group, Inc.


We hereby consent to incorporation by reference in the Registration Statements (No's. 333-95717 and 333-95735) on Forms S-8 of our report dated April 27, 2000 related to the balance sheets of The Ashton Technology Group, Inc. and Subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of the Ashton Technology Group, Inc.

/s/ Goldstein Golub Kessler LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 26, 2000